FOR IMMEDIATE RELEASE OCTOBER 14, 2004	EXHIBIT 99.1

INTRALASE CORP. ANNOUNCES PROMOTION OF TWO SENIOR EXECUTIVES

Charline Gauthier Named Executive Vice President

and Chief Operating Officer

Shelley B. Thunen, Chief Financial Officer, Promoted to

Executive Vice President and Chief Financial Officer

IRVINE, CA. ( October 14, 2004 ) — IntraLase Corp. (NASDAQ:ILSE ) announced today that Charline Gauthier, O.D., Ph.D. has been appointed Executive Vice President and Chief Operating Officer of the company. Dr. Gauthier was most recently Vice President, Research, Development and Corporate Affairs, a position she has held since joining the company in July, 2003. She will now have worldwide responsibility for manufacturing, engineering, supply chain management and facilities management in addition to her ongoing responsibilities for research and development, clinical, quality and regulatory affairs. Dr. Gauthier previously served as Chief Operating Officer of Summit Autonomous, Inc., a manufacturer of excimer lasers, prior to its acquisition by Alcon, Inc. She earned her Ph.D. from the University of New South Wales in Sydney, Australia and her Doctor of Optometry from the University of Waterloo, Canada, and also holds an M.B.A. from the Crummer Graduate School of Business at Rollins College.

Shelley B. Thunen, IntraLase’s Chief Financial Officer since May 2001, has been promoted to Executive Vice President and Chief Financial Officer. Prior to joining IntraLase, Ms. Thunen served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Versifi, Inc. a developer of internet infrastructure software, that was acquired by Reef SA/NV. From August 1992 to January 2000, she was Chief Financial Officer, Vice President of Operations and Corporate Secretary of VitalCom, Inc., a leading manufacturer of computer networks for cardiac monitoring systems that was acquired by General Electric Corp. Ms. Thunen earned her M.B.A. and her B.A. in economics from the University of California, Irvine.

Both Dr. Gauthier and Ms. Thunen will continue to report to Robert J. Palmisano, President and Chief Executive Officer of IntraLase.

About IntraLase Corp:

IntraLase designs, develops and markets an ultra-fast laser, related software and disposable devices used in creating the corneal flap, the first step in LASIK surgery. Its products improve the safety, precision and visual results of LASIK surgery by providing a computer-controlled laser solution as an alternative to the hand-held mechanical, metal-bladed microkeratome traditionally used to create the corneal flap.

IntraLase Corp Announces Promotion

October 14, 2004

For further information, please contact:

Franklin T. Jepson

Vice President, Communications and Investor Relations

(949) 859-5230 x 260

fjepson@intralase.com

###